Exhibit 23.4

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the inclusion in this Preliminary Proxy Statement on
Schedule 14A of WaveRider Communications Inc. of our report dated February 15, 2002, (except for Note 11(vii) which is as of March 26, 2002 and the second paragraph of Note 1, which is as of July 1, 2004) relating to the consolidated financial statements of WaveRider Communications Inc. for the year ended December 31, 2001 which appear in the Preliminary Proxy Statement. We also consent to the references to us under the headings "Experts" and "Independent Registered Public Accounting Firms" in such Preliminary Proxy Statement.

/s/   PriceWaterhouseCoopers LLP
Toronto, Ontario
Canada

August 4, 2004.